Exhibit 10.2

AMENDED AND RESTATED MANAGEMENT AGREEMENT

By and between

ISQ OPEN INFRASTRUCTURE COMPANY LLC

on behalf of

ISQ OPEN INFRASTRUCTURE COMPANY LLC – SERIES I

ISQ OPEN INFRASTRUCTURE COMPANY LLC – SERIES II

and

ISQ OPENINFRA REGISTERED ADVISOR LLC

This AMENDED AND RESTATED MANAGEMENT AGREEMENT, dated as of August 11, 2026, by and between ISQ Open Infrastructure Company LLC, a Delaware series limited liability company, on behalf of each of the Series (as defined below), and ISQ OpenInfra Registered Advisor LLC (the “Manager”), a Delaware limited liability company and an investment adviser registered with the United States Securities and Exchange Commission (the “SEC”).

WHEREAS, the Company (as defined below) was formed as a Delaware limited liability company and intends to elect to be treated as a partnership for U.S. federal income tax purposes pursuant to the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Company (on behalf of each Series) desires to retain the Manager to provide various management and other services with respect to the Company generally and the Series;

WHEREAS, the Manager is willing to furnish management and other services in the manner and on the terms hereinafter set forth; and

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions.

(a) The following terms shall have the meanings set forth in this Section 1(a):

“Affiliate” means with respect to a Person (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, employee or general partner of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner; provided, that, it is acknowledged and agreed that (x) I Squared and any I Squared Vehicles are Affiliates of the Manager and (y) portfolio entities of any I Squared Vehicles shall not be deemed Affiliates of the Manager, except in the case of Section 2(e), Section 3(a) and Section 3(d).

“Agreement” means this Amended and Restated Management Agreement, as further amended, restated, supplemented or otherwise modified from time to time.

“Allocation Policy” means the allocation policy and procedures of the Manager and/or its Affiliates, in effect from time to time, with respect to the allocation of opportunities among the Company and one or more I Squared Vehicles (as the same may be amended, updated or revised from time to time).

“Asset Leasing Fees” has the meaning set forth in the Company’s Governing Agreements.

“Board” means the board of directors of the applicable Series as provided for in the Company’s Governing Agreements.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Cause Event” means (i) a final judgment by any court or governmental body of competent jurisdiction not stayed or vacated within thirty (30) days that the Manager, its agents or its assignees has committed a felony or a material violation of applicable laws that has a material adverse effect on the business of the Company or the ability of the Manager to perform its duties under the terms of this Agreement, (ii) a commencement of any proceeding relating to the Manager’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case relating to the Manager or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) the dissolution of the Manager, (iv) a determination that the Manager has (a) committed fraud against the Company, (b) misappropriated or embezzled funds of the Company, or (c) acted, or failed to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (iv) are caused by an employee and/or officer of the Manager or one of its Affiliates and (1) the Manager takes all necessary action against such Person, including terminating such employee’s or officer’s employment with the Company or the Manager, as applicable, and (2) the Independent Directors of the Company determine that the Manager has cured the damage caused by such actions or omissions within thirty (30) days of the Manager’s determination that such event has occurred, then such event shall not constitute a Cause Event, (v) the dissolution of the Company, or (vi) a material violation of the Company’s Governing Agreements or this Agreement that has a material adverse effect on the business of the Company or the ability of the Manager to perform its duties under the terms of this Agreement; provided, however, that (a) if the Manager promptly notifies the Company of such material violation described in this clause (vi), and (b) the Independent Directors of the Company determine that such violation is cured within thirty (30) days of such violation, then such event shall not constitute a Cause Event.

“Claim” has the meaning set forth in Section 8(c) hereof.

“Class” has the meaning set forth in the Company’s Governing Agreements.

“Class E Shares” has the meaning set forth in the Company’s Governing Agreements.

“Code” has the meaning set forth in the recitals.

“Company” means ISQ Open Infrastructure Company LLC, a Delaware series limited liability company, the Subsidiaries of the Company and the Series and their Affiliates.

“Company Indemnified Party” has the meaning set forth in Section 8(b) hereof.

“Conduct Policies” has the meaning set forth in Section 2(m) hereof.

“Confidential Information” means all confidential, proprietary or non-public information of, or concerning the performance, terms, business, operations, activities, personnel, training, finances, actual or potential acquisitions, plans, compensation, clients or investors of the Company generally, the Series or their respective Subsidiaries, written or oral, obtained by the Manager in connection with the services rendered hereunder; provided that Confidential Information shall not include information which (v) is in the public domain at the time it is received by the Manager, (w) becomes public other than by reason of a disclosure by the Manager in breach of this Agreement, (x) was already in the possession of the Manager (as demonstrated by the Manager’s written records) lawfully and on a non-confidential basis prior to the time it was received by the Manager from the Company generally, the Series or their Affiliates, (y) was obtained by the Manager from a third party which, to the best of such Manager’s knowledge, was not disclosed in breach of an obligation of such third party not to disclose such information, or (z) was developed independently by the Manager without using or referring to any of the Confidential Information.

“Effective Date” means the date first written above.

“Effective Termination Date” has the meaning set forth in Section 10(b) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

“Founder Shares” has the meaning set forth in the Company’s Governing Agreements.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Agreements” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and limited liability company agreement in the case of a limited liability company, including, with respect to the Company, any series agreement relating to the Series, the trust instrument in the case of a trust, or similar governing documents in each case as amended from time to time.

“Indemnified Party” has the meaning set forth in Section 8(b) hereof.

“Independent Director” means, a member of the Board who is “independent” in accordance with the Company’s Governing Agreements.

“Infrastructure Assets” has the meaning set forth in the Company’s Governing Agreements.

“Investment Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Investor Shares” has the meaning set forth in the Company’s Governing Agreements.

“I Squared” means, collectively, I Squared Capital Advisors (US) LLC, a Delaware limited liability company, and any Subsidiary or Affiliate thereof.

“I Squared Service Providers” means, collectively, (i) I Squared or its employees or advisors and (ii) Infrastructure Assets or other assets of the Company generally, the Series or any other I Squared Vehicles that are engaged to provide products or services to the Company generally, the Series or the Infrastructure Assets.

“I Squared Shares” has the meaning set forth in the Company’s Governing Agreements.

“I Squared Vehicles” has the meaning set forth in the Company’s Governing Agreements.

“Liquidity Portfolio” has the meaning set forth in the Company’s PPM.

“Loan Servicing Fees” has the meaning set forth in the Company’s Governing Agreements.

“Management Fee” means the management fee, without duplication, payable by Series II and indirectly borne by Series I through its indirect investment in Series II, in monthly arrears with respect to each calendar month commencing with the month in which the Effective Date occurs, in an amount equal to:

(i) 1.25% per annum of the Net Asset Value attributable to Non-Founder Shares;

(ii) for Founder Shares,

(x) 0.75% per annum of the Net Asset Value attributable to each of the Founder Shares, for the first 36 months in which such Founder Shares are offered;

(y) 1.25% per annum of the Net Asset Value attributable to each of the Founder Shares, after the first 36 months in which such Founder Shares are offered;

each before giving effect to any accruals for the Management Fee, the Servicing Fee, the Performance Participation Allocation, redemptions for that month, any distributions and without taking into account any taxes (whether paid, payable or otherwise) of any intermediate entity through which the Company generally or any Series indirectly holds interests in an Infrastructure Asset, as determined in the good faith judgment of the Manager. The Management Fee shall be pro rated for partial periods, to the extent necessary, and calculated based on the transactional Net Asset Value of the Company generally and the Series. To avoid duplication, the Investor Shares attributable to Series I will bear their proportional share of the Management Fee indirectly based on their proportional interest in the same class of Investor Shares attributable to Series II, which are directly subject to such Management Fee.

“Manager” has the meaning set forth in the recitals.

“Manager Expenses” has the meaning set forth in Section 7(a) hereof.

“Manager Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 5 hereof.

“Net Asset Value” means the net asset value of the assets attributable to the Company generally, Series or a Class, as the case may be, determined in accordance with the Company’s Governing Agreements.

“Non-Founder Shares” has the meaning set forth in the Company’s Governing Agreements.

“Offsetable Fees” means the Company’s (generally) or any Series’ pro rata portion of the transaction, director’s, management, monitoring, break-up, and other similar fees or compensation in connection with the Company generally, the Series, their Infrastructure Assets and prospective Infrastructure Assets (other than any (i) reimbursement for Operating Expenses initially borne by the Manager or any of its Affiliates, (ii) fees, compensation or other payments received directly or indirectly by the Manager or any of its Affiliates with respect to any co-investment arrangement or any other I Squared Vehicles organized or managed by the Manager or any of its Affiliates, (iii) fees received directly or indirectly from or in respect of strategic or third-party investors not otherwise attributable to the Company generally or the Series, including, without limitation, origination fees and (iv) fees, costs and expenses related to the provision of products and services by I Squared Service Providers received by the Manager or any of its Affiliates or employees).

“Operating Expenses” has the meaning set forth in the Company’s Governing Agreements.

“Organizational and Offering Expenses” has the meaning set forth in the Company’s Governing Agreements.

“Performance Participation Allocation” has the meaning set forth in the Company’s Governing Agreements.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity (or series thereof) and any fiduciary acting in such capacity on behalf of the foregoing.

“PPM” means the Company’s Confidential Private Placement Memorandum, as amended from time to time.

“Principal Committee” means the Principal Committee of the Company as set forth in the Company’s Governing Agreements.

“Regulation FD” means Regulation FD as promulgated by the SEC.

“SEC” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Series” means Series I, Series II and any other registered series or protected series of ISQ Open Infrastructure Company LLC, a Delaware limited liability company, as applicable.

“Series I” means ISQ Open Infrastructure Company LLC – Series I, a registered Series of the Company.

“Series II” means ISQ Open Infrastructure Company LLC – Series II, a registered Series of the Company.

“Service Costs” has the meaning set forth in the Company’s Governing Agreements.

“Servicing Fee” has the meaning set forth in the Company’s PPM.

“Share Redemption Program” means the share redemption program of the Company, as amended, modified, revised or restated from time to time.

“Shares” has the meaning set forth in the Company’s Governing Agreements.

“Subsidiary” means a corporation, limited liability company, partnership, joint venture or other entity or organization of which: (a) the Person or any other subsidiary of the Person is a general partner or managing member, or (b) voting power to elect a majority of the board of directors, trustees or other Persons performing similar functions with respect to such entity or organization is held by the Person or by any one or more of the Person’s subsidiaries.

“Tender Offer” means any of the Company’s discretionary tender offers pursuant to Rule 13e-4 under the Exchange Act.

“Termination Fee” means a termination fee equal to three (3) times the sum of (i) the average annual Management Fee earned by the Manager and (ii) the average annual Performance Participation Allocation received by I Squared during the 24-month period immediately preceding the most recently completed calendar quarter prior to the Effective Termination Date.

“Termination Notice” has the meaning set forth in Section 10(b) hereof.

“Termination Without Cause” has the meaning set forth in Section 10(b) hereof.

(b) As used herein, accounting terms relating to the Company, its Series and its Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “calendar quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Manager.

(a) The Company hereby appoints the Manager to manage the day-to-day business and affairs of the Company, the Series and their Subsidiaries, subject at all times to the further terms and conditions set forth in this Agreement, to the directions of the Principal Committee and to the supervision of the Board. Except as otherwise provided in this Agreement, the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that the Company reimburses (or causes Series II to reimburse) the Manager for costs and expenses in accordance with Section 7 hereof. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties and/or its Affiliates.

(b) The Manager, in its capacity as manager of the business and affairs of the Company generally and the Series, at all times will be subject to the direction of the Principal Committee and the supervision of the Board and will have only such functions and authority as the Board may delegate to it, including, without limitation, managing the activities and business affairs of the Company generally and the Series in conformity with the business objectives of the Company generally and the Series and other policies that are approved and monitored by the Board and/or the Principal Committee.

(c) Subject to the oversight of the Board and the terms and conditions of this Agreement, the Manager will have plenary authority with respect to the management of the business and affairs of the Company generally and the Series and will be responsible for the day-to-day management of the Company generally and the Series; provided, however, that decisions with respect to Infrastructure Assets shall require approval by the Board and/or the Principal Committee, as provided in the Company’s Governing Agreements. The Manager will perform (or cause to be performed through one or more of its Affiliates or Subsidiaries) such services and activities relating to the business and affairs of the Company generally and the Series as may be appropriate or otherwise mutually agreed from time to time, which may include, without limitation:

(i) originating, recommending opportunities to form, acquiring, structuring, coordinating and assisting with managing operations of any joint venture or Infrastructure Assets, pursuing opportunities to provide debt financing tied to specific infrastructure projects and conducting all matters with the joint venture partners consistent with the business objectives and strategies of the Company generally or the Series (including, for the avoidance of doubt, the power to structure joint ventures);

(ii) serving as an advisor to the Company generally and the Series with respect to the establishment and periodic review of the Company’s and the Series’ business objectives, financing activities and operations, any modifications to which will be approved by the Board in accordance with the Company’s Governing Agreements;

(iii) identifying, investigating, analyzing, and selecting possible acquisition opportunities and originating, negotiating, acquiring, consummating, documenting, monitoring, evaluating, financing, retaining, identifying potential acquirers, investigating potential dispositions, selling, negotiating for prepayment, restructuring, refinancing, hypothecating, pledging or otherwise disposing of Infrastructure Assets and other interests consistent in all material respects with the business objectives of the Company generally and the Series;

(iv) with respect to prospective purchases, sales, exchanges or other dispositions, conducting negotiations on behalf of the Company generally and the Series with sellers, purchasers, and other counterparties and, if applicable, their respective agents, advisors and representatives;

(v) negotiating and entering into, on behalf of the Company generally and the Series, repurchase agreements, interest rate or currency swap agreements, hedging arrangements, financing arrangements for each Series (including bank loans, institutional sources of financing and/or one or more credit facilities), foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with the Company’s activities;

(vi) engaging and supervising, on behalf of the Company generally and the Series and at the expense of the Company generally or the applicable Series, as applicable, independent contractors, advisors, consultants, attorneys, accountants, auditors, administrators, and other service providers (which may include Affiliates of the Manager) that provide various services with respect to the Company generally or the Series, including, without limitation, investment banking, securities brokerage, consulting services, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including transfer agent and registrar services) as may be required relating to the activities or acquisitions of the Company generally or the Series (or potential acquisitions);

(vii) providing executive and administrative personnel, office space and office services for the Company generally and the Series and as required in rendering services to the Company generally and the Series;

(viii) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company generally and the Series as may be agreed upon by the Manager and the Board, including, without limitation, the collection of revenues and the payment of the debts and obligations of the Company generally and the Series and maintenance of appropriate computer services to perform such administrative functions;

(ix) communicating on behalf of the Company generally and the Series with the holders of any of the equity or debt securities of the Company generally or the Series as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(x) advising the Company generally and the Series in connection with policy decisions to be made by the Board or the Principal Committee;

(xi) engaging one or more sub-managers with respect to the management of the Company and the Series, including, where appropriate, Affiliates of the Manager;

(xii) evaluating and recommending to the Board and/or the Principal Committee hedging strategies and engaging in hedging activities on behalf of the Company generally and the Series, consistent with the business objectives the Company generally and the Series;

(xiii) advising the Company generally and the Series regarding the maintenance of the exclusion of the Company and the Series from the definition of investment company under the Investment Company Act, monitoring compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause the Company and the Series to maintain such exclusion from the definition of an investment company under the Investment Company Act;

(xiv) furnishing reports to the Company and the Series regarding the activities and services of the Company generally and the Series performed for the Company generally and the Series by the Manager and its Affiliates;

(xv) monitoring the operating performance of the Infrastructure Assets and providing periodic reports with respect thereto to the Board and the Principal Committee, including comparative information with respect to such operating performance and budgeted or projected operating results and providing advice regarding the management of joint ventures and Infrastructure Assets;

(xvi) deploying any moneys and securities of the Series (including holding short-term interests pending deployment in other Infrastructure Assets, payment of fees, costs and expenses, or payments of dividends or distributions to the members of the Company, including members of the Company associated with the Series) and advising the Company generally and the Series as to the capital structure of the Company generally and the Series and capital raising;

(xvii) causing the Company generally and the Series to retain a qualified independent public accounting firm and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and systems with respect to financial reporting obligations and to conduct periodic compliance reviews with respect thereto;

(xviii) assisting the Company generally and the Series in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xix) assisting the Company generally and the Series in complying with all regulatory requirements applicable to the Company generally and the Series in respect of the business activities of the Company generally and the Series, including (1) preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act and (2) facilitating compliance with the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

(xx) assisting the Company generally and the Series in taking all necessary actions to enable the Company generally and the Series to make required tax filings and reports;

(xxi) placing, or arranging for the placement of, all orders pursuant to the Manager’s acquisition determinations for the Company generally and the Series either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer), and selecting the markets in which such orders shall be executed;

(xxii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company generally or the Series may be involved or to which the Company generally or the Series may be subject arising out of the day-to-day activities of the Company generally or the Series (other than with the Manager or its Affiliates), subject to such reasonable limitations or parameters as may be imposed from time to time by the Board or the Principal Committee;

(xxiii) using commercially reasonable efforts to cause expenses incurred by the Company generally and the Series or on behalf of the Company generally and the Series to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board or the Principal Committee from time to time;

(xxiv) advising the Company generally and the Series with respect to and structuring long-term financing vehicles for the portfolio of assets of the Company generally and the Series, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxv) serving as the advisor of the Company generally and the Series with respect to decisions regarding any of the financings, hedging activities or borrowings undertaken by the Company generally and the Series, including (1) assisting the Company generally and the Series in developing criteria for debt and equity financing that is specifically tailored to the business objectives of the Company generally and the Series, and (2) advising the Company generally and the Series with respect to obtaining appropriate financing for the assets of the Company generally and the Series (which, in accordance with applicable law and the terms and conditions of this Agreement and the Company’s Governing Agreements may include financing by the Manager or its Affiliates);

(xxvi) providing the Company generally and the Series with portfolio management and other related services;

(xxvii) arranging marketing materials and other related documentation, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the business of the Company generally and the Series;

(xxviii) making recommendations to the Board, as applicable, with respect to repurchases under the Company’s Share Redemption Program or Tender Offers;

(xxix) managing investments in the Liquidity Portfolio;

(xxx) pursuant to delegation from the Board and subject to the Board’s oversight, determining, maintaining, monitoring and evaluating valuations with respect to the assets of the Company generally and the Series (including the Infrastructure Assets) in accordance with the valuation policies of the Company generally and the Series and procedures (as such is amended, updated and modified from time to time) (including, without limitation, engaging one or more qualified independent valuation advisors to provide positive assurance for the valuations of each of the Infrastructure Assets);

(xxxi) pursuant to delegation from the Board and subject to the Board’s oversight, determining, maintaining, monitoring and evaluating the Net Asset Values of the assets of the Company generally and the Series (including the Infrastructure Assets) and each Class of Shares (including, without limitation, monitoring the Infrastructure Assets on an ongoing basis for events that the Manager believes may have a material impact on the Net Asset Value as a whole); and

(xxxii) performing such other services from time to time in connection with the management of the business and affairs of the Company generally and the Series and their activities as the Board or the Principal Committee shall reasonably request and/or the Manager shall deem appropriate under the particular circumstances.

(d) The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company (provided, however, that the Company may cause such costs and expenses to be paid by any applicable Series in accordance with the Company’s Governing Agreements), such services of the Persons and firms as the Manager deems necessary or advisable in connection with the management and operations of the Company generally and the Series, which may include Affiliates of the Manager; provided that any such services may be provided by Affiliates only to the extent (i) such services are on arm’s length terms and competitive market rates in relation to terms that are then customary for agreements regarding the provision of such services to companies that have assets similar in type, quality and value to the assets of the Company generally, the Series and their Subsidiaries, (ii) the specific type of transaction is expressly provided for under this Agreement or the Company’s Governing Agreements (including, without limitation, the payment of Management Fees, Loan Servicing Fees, Service Costs and Asset Leasing Fees) or (iii) such services are approved by a majority of the Independent Directors. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense (provided, however, that the Company may cause such costs and expenses to be paid by any applicable Series in accordance with the Company’s Governing Agreements). The Manager shall keep the Board and the Principal Committee reasonably informed on a periodic basis as to any services provided by Affiliates of the Manager.

(e) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) would adversely and materially affect the Company’s (generally), the Series’ and their Subsidiaries’ status as entities excluded from investment company status under the Investment Company Act or (ii) would materially violate the Conduct Policies, any law, rule or regulation of any governmental body or agency having jurisdiction over the Company generally, the Series and their Subsidiaries or that would otherwise not be permitted by the applicable Governing Agreements. If the Manager is ordered to take any action by the Board or the Principal Committee, the Manager shall seek to promptly notify the Board or the Principal Committee if it is the Manager’s reasonable judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or any applicable Governing Agreements. Notwithstanding the foregoing, neither the Manager nor any of its Affiliates shall be liable to the Company generally, the Series, the Board, the Principal Committee or any member of the Company, including any member of the Company associated with a Series, for any act or omission by the Manager or any of its Affiliates, except as provided in Section 8 of this Agreement.

(f) The Company agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to make any filing required to be made under the Securities Act, Exchange Act, Code, or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company.

(g) As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board or the Principal Committee, the Manager shall prepare, or, at the sole cost and expense of the Company (provided, however, that the Company may cause such costs and expenses to be paid by any applicable Series in accordance with the Company’s Governing Agreements), cause to be prepared, (i) reports and other information on the operations of the Company generally and the Series and (ii) other information relating to any proposed or consummated acquisition as may be reasonably requested by the Company.

(h) The Manager shall prepare, or, at the sole cost and expense of the Company (provided, however, that the Company may cause such costs and expenses to be paid by any applicable Series in accordance with the Company’s Governing Agreements), cause to be prepared, all periodic reports and financial statements with respect to the Company generally and the Series reasonably required by the Board or the Principal Committee in order for the Company generally and the Series to comply with the Company’s Governing Agreements, or any other materials required to be filed with any governmental body or agency, including but not limited to the SEC, and shall prepare, or, at the sole cost and expense of the Company (provided, however, that the Company may cause such costs and expenses to be paid by any applicable Series in accordance with the Company’s Governing Agreements), cause to be prepared, all materials and data necessary to complete such reports and other materials, including, without limitation, an annual audit of the books of account of the Company generally and the Series by a nationally recognized independent accounting firm.

(i) The Manager shall prepare, or, at the sole cost and expense of the Company (provided, however, that the Company may cause such costs and expenses to be paid by any applicable Series in accordance with the Company’s Governing Agreements), cause to be prepared, regular reports for the Board or the Principal Committee to enable the Board or the Principal Committee to review the Company’s (generally) and the Series’ acquisitions, portfolio composition and characteristics, performance, asset performance and consistency with the business objectives of the Company generally and the Series, and policies approved by the Board.

(j) Officers, employees and agents of the Manager and its Affiliates may serve as directors, officers, employees, agents, nominees or signatories for the Company generally or any of the Series or their Subsidiaries, to the extent permitted by their Governing Agreements. When executing documents or otherwise acting in such capacities for the Company generally or any of the Series or their Subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of the Company generally or any of the Series or their Subsidiaries. Without limiting the foregoing, while this Agreement is in effect, the Manager will provide the Company with a management team along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company generally and the Series hereunder, who shall devote such of their time to the management of the Company generally and the Series as necessary and appropriate, commensurate with the level of activity of the Company generally and the Series from time to time.

(k) At all times during the term of this Agreement, the Manager shall maintain “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Series and their Subsidiaries.

(l) The Manager may, at the sole cost and expense of the Company (provided, however, that the Company may cause such costs and expenses to be paid by any applicable Series in accordance with the Company’s Governing Agreements), provide, or cause to be provided, such internal audit, compliance, legal, finance and control services as may be required for the Company generally and the Series to comply with applicable law (including the Securities Act, Investment Advisers Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of a national securities exchange and as otherwise reasonably requested by the Company or the Board or the Principal Committee from time to time.

(m) The Manager agrees to be bound by the Company’s code of ethics and other compliance and governance policies and procedures required under the Exchange Act or the Securities Act, if any (collectively, the “Conduct Policies”), and to take, or cause to be taken, all actions reasonably required to cause its officers, directors, members, and employees, and any officers or employees of its Affiliates acting on behalf of the Manager who are involved in the business and affairs of the Company and the Series, to be bound by the Conduct Policies to the extent applicable to such Persons.

Section 3. Additional Activities of the Manager; Allocation of Opportunities; Non-Solicitation; Restrictions.

(a) Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, or any of its or their officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person, whether or not the business objectives or policies of any such other Person are similar to those of the Company or the Series, including, without limitation, the sponsoring, closing and/or managing of any I Squared Vehicles that employ business objectives or strategies that overlap, in whole or in part, with the business objectives of the Company generally or the Series, (ii) in any way bind or restrict the Manager or any of its Affiliates, or any of its or their officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, or any of its or their officers, directors or employees may be acting, or (iii) prevent the Manager or any of its Affiliates from receiving fees or other compensation or profits from such activities described in this Section 3(a) which shall be for the Manager’s (and/or its Affiliates’) sole benefit. While information and recommendations supplied to the Company generally and the Series shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the business objectives and policies of the Company generally and the Series, they may be different in certain material respects from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others (including, for greater certainty, the I Squared Vehicles and their investors, including the I Squared Vehicles in which the Manager or its Affiliates may have a beneficial interest, as described more fully in Section 3(b)). The Manager and the Company acknowledge and agree that, notwithstanding anything to the contrary contained herein, (i) Affiliates of the Manager sponsor, advise and/or manage one or more I Squared Vehicles and may in the future sponsor, advise and/or manage additional I Squared Vehicles, (ii) the Manager will allocate opportunities that overlap with the business objectives of the Company generally and the Series and such I Squared Vehicles in accordance with the Allocation Policy and (iii) nothing in this Agreement shall prevent the Company generally or the Series from forming, acquiring, selling assets to or merging with any joint ventures with the I Squared Vehicles or purchasing assets from, selling assets, merging with or arranging financing from or providing financing to the I Squared Vehicles.

(b) In connection with the services of the Manager hereunder, the Company acknowledges and/or agrees that (i) as part of I Squared’s regular businesses, personnel of the Manager and its Affiliates will work on other projects and matters (including with respect to one or more I Squared Vehicles), and that conflicts may arise with respect to the allocation of personnel between the Company and the Series, on one hand, and one or more I Squared Vehicles and/or the Manager and such other Affiliates, on the other hand, (ii) there will be circumstances where acquisitions that are consistent with the business objectives of the Company generally and the Series will be shared with, or may be allocated solely to, one or more I Squared Vehicles in accordance with the Allocation Policy, (iii) I Squared Vehicles will acquire, from time-to-time, holdings that the Company (and in turn the Series) may also acquire (including at a different level of an issuer’s capital structure (e.g., an acquisition by an I Squared Vehicle of a debt instrument of the same portfolio entity in which the Company (and in turn a Series) owns an equity interest or vice versa) or in a different tranche of fundraising with respect to an issuer in which the Company generally or a Series has an interest) and while I Squared will seek to resolve any such conflicts in a fair and equitable manner in accordance with the Allocation Policy and its prevailing policies and procedures with respect to conflicts resolution among the Company (or a Series) and I Squared Vehicles generally, such transactions shall not be required to be presented to the Board for approval, and there can be no assurance that any such conflicts will be resolved in favor of the Company (or a Series), (iv) the Manager and its Affiliates will from time-to-time receive Loan Servicing Fees, Service Costs and Asset Leasing Fees, and while such fees give rise to conflicts of interest, the Company will not receive a Management Fee offset with respect to such fees except as such fees qualify for the Offsetable Fees, and (v) the terms and conditions of the Governing Agreements of I Squared Vehicles (including with respect to the economic, reporting, and other rights afforded to investors in such I Squared Vehicles) are materially different from the terms and conditions applicable to the Company (and in turn the Series) and the members of the Company, including the members of the Company associated with Series, and neither the Company (and in turn the Series) nor any such members (in such capacity) shall have the right to receive the benefit of any such different terms applicable to investors in such I Squared Vehicles as a result of an investment in the Company, the Series or otherwise. The Manager shall keep the Board and the Principal Committee reasonably informed on a periodic basis in connection with the foregoing.

(c) Where acquisitions that are consistent with the business objectives of the Company generally and the Series are shared with one or more I Squared Vehicles, the Manager may, but is not obligated to, aggregate sales and purchase orders of the Series with similar orders being made simultaneously for such I Squared Vehicles, if in the Manager’s judgment, such aggregation is likely to result generally in an overall economic benefit to the Company generally and/or the Series. The determination of such economic benefit to the Company generally and/or the Series by the Manager is subjective and represents the Manager’s evaluation that the Company generally and/or the Series are benefited by relatively better purchase or sales prices, lower commission expenses, increased access to opportunities, beneficial timing of transactions or a combination of these and other factors.

(d) Subject to Section 3(b), the Board may periodically review the business objectives of the Company generally and the Series, as well as the Infrastructure Assets, when and as determined in its discretion, but will not review each proposed Infrastructure Asset acquisition or other interest acquired by the Company generally or the Series; provided, that the Company generally and the Series shall not consummate any transaction that involves (i) the sale of any Infrastructure Asset to or (ii) the acquisition of any Infrastructure Asset from, I Squared, any I Squared Vehicle or any of their respective Affiliates unless such transaction (A) is on terms no less favorable to the Company generally and the Series than could have been obtained on an arm’s length basis from an unrelated third party and (B) has been approved in advance by (x) the Principal Committee and (y) a majority of the Independent Directors. In connection with the foregoing, it is understood and/or agreed that while conflicts of interest will arise from time-to-time in connection with the activities of the Company generally and the Series, I Squared and the I Squared Vehicles (including as more fully described in Section 3(b) above) and that the Manager will seek to resolve any such conflicts of interest in a fair and equitable manner in accordance with the Allocation Policy and its prevailing policies and procedures with respect to conflicts resolution among I Squared Vehicles generally, only those transactions set forth above shall be required to be presented for approval by the Independent Directors; provided, that the foregoing shall not limit the ability of the Manager, in its discretion, to present additional matters involving the Company generally and the Series to the Independent Directors from time-to-time for review, advice and/or approval to the extent the Manager reasonably determines that doing so is appropriate under the circumstances (including, without limitation, as a result of a determination that such matters give rise to material conflicts of interest that are appropriate to be reviewed and/or approved by the Independent Directors); provided, further, that if (x) the majority of the Independent Directors approve any matter or transaction presented for their approval despite a conflict of interest after the Manager has disclosed all material facts relating to such conflict of interest or (y) the Manager acts in a manner, or pursuant to standards or procedures, approved by a majority of the Independent Directors with respect to such conflicts of interest that arise or may arise from time to time, then the Manager shall not have any liability to the Company generally, the Series or any member of the Company, including any member of the Company associated with Series, by reason of such conflict of interest for actions in respect of such matter taken in good faith by any of them, including actions in the pursuit of their own interests.

(e) In the event of a Termination Without Cause of this Agreement by the Company pursuant to Section 10(b) hereof, for two (2) years after such termination of this Agreement, the Company and the Series shall not, without the consent of the Manager, employ or otherwise retain any employee of the Manager or any of its Affiliates or any person who has been employed by the Manager or any of its Affiliates at any time within the two (2) year period immediately preceding the date on which such Person commences employment with or is otherwise retained by the Company or the Series. The Company acknowledges and agrees that, in addition to any damages, the Manager may be entitled to equitable relief for any violation of this Section 3(e) by the Company or the Series, including, without limitation, injunctive relief.

(f) At the reasonable request of the Board or the Principal Committee, the Manager shall review the Allocation Policy with the Board or the Principal Committee and respond to reasonable questions regarding the Allocation Policy as it relates to services under this Agreement. The Manager shall promptly provide the Board or the Principal Committee with a description of any material amendments, updates and revisions to the Allocation Policy.

Section 4. Bank Accounts. At the direction of the Board or the Principal Committee, the Manager may establish and maintain, as agent on behalf of the Company generally and the Series, one or more bank accounts with a “qualified custodian” in the name of the Company generally, the Series or any Subsidiary thereof in accordance with applicable law, and may cause the Company generally and the Series to deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board may approve; and the Manager shall ensure that such custodian(s) from time to time render statements, including appropriate accountings of such collections and payments to the Board and, upon request, to the auditors of the Company, the Series or any Subsidiary thereof.

Section 5. Records; Confidentiality.

The Manager shall maintain appropriate books of account, records and files relating to services performed hereunder, and such books of account, records and files shall be accessible for inspection by representatives of the Company at any time during normal business hours upon advance written notice. The Manager shall have full responsibility for the maintenance, care and safekeeping of all such books of account, records and files (it being understood that services may be provided with respect to the Company generally and the Series by service providers (e.g., administrators, prime brokers and custodians) and so long as such service providers are monitored by the Manager with due care, the Manager shall be in compliance with the foregoing). Until the first (1st) anniversary of the termination of this Agreement, the Manager shall keep confidential any and all Confidential Information and shall not use Confidential Information in contravention of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to officers, directors, employees, agents, representatives, advisors of the Manager or its Affiliates who need to know such Confidential Information for the purpose of rendering services hereunder or in furtherance of I Squared’s asset management or capital markets businesses, (ii) to appraisers, lenders or other financing sources, co-originators, custodians, administrators, brokers, commercial counterparties or any similar entity and others in the ordinary course of the business of the Company and the Series ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company, the Series or their Affiliates (including, any filings made by I Squared as a result of its status as a public company) or disclosure or presentations to investors of the Company, a Series or I Squared (subject to compliance with Regulation FD), (iv) to governmental agencies or officials having jurisdiction over the Company, the Series or the Manager, (v) as requested by law, legal process or regulatory request to which the Manager or any Person to whom disclosure is permitted hereunder is a party or subject, (vi) to existing or prospective investors in I Squared Vehicles and their advisors to the extent such Persons reasonably request such information, subject to an undertaking of confidentiality, non-disclosure and non-use, or (vii) otherwise with the consent of the Company, including pursuant to a separate agreement entered into between the Manager and/or any I Squared Vehicles and the Company. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information. Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager will (x) consider, and if advisable seek, at the Company’s sole expense (provided, however, that the Company may cause such expense to be paid by any applicable Series in accordance with the Company’s Governing Agreements), an appropriate protective order or confidentiality agreement, (y) notify the Board and the Principal Committee of such disclosure, and (z) in the absence of an appropriate protective order or confidentiality agreement, disclose only that portion of such information that is responsive to such request or demand.

Section 6. Compensation.

(a) For the services rendered under this Agreement, the Series II shall pay the Management Fee to the Manager (provided, that the Management Fee shall indirectly be borne by Series I through its indirect investment in Series II in accordance with the Governing Agreements). The Manager will not receive any Management Fees for the period prior to the Effective Date.

(b) The parties acknowledge that the Management Fee is intended in part to compensate the Manager for the costs and expenses (other than reimbursable costs and expenses) the Manager will incur hereunder, as well as certain expenses not otherwise reimbursable under Section 7 below, in order for the Manager to provide the Company generally and the Series the management services and certain general administrative services rendered under this Agreement. A management fee paid by the Manager under a sub-management agreement (if any) shall not constitute an expense reimbursable by the Company under this Agreement or otherwise unless otherwise approved by the Board.

(c) The Management Fee payable in any monthly period shall be reduced by an amount equal to any Offsetable Fees allocable to Investor Shares incurred by the Company, the Series, a Subsidiary thereof or a prospective Infrastructure Asset during the immediately preceding monthly period. To the extent that the amount of the Offsetable Fees incurred during a period exceeds the amount of the Management Fees receivable by the Manager during such period, such excess shall be carried forward to reduce the Management Fee payable in following monthly period(s). To the extent any Offsetable Fees remain unapplied towards the Management Fee upon the final distribution of assets of the Series, the Manager or an Affiliate thereof shall retain such unapplied amount.

(d) The Management Fee shall be payable in arrears in cash or Class E Shares, in monthly installments commencing with the month in which the Effective Date occurs. If applicable, the initial and final installments of the Management Fee shall be pro-rated based on the number of days during the initial and final month, respectively, that this Agreement is in effect. The Manager shall calculate each monthly installment of the Management Fee, and deliver such calculation to the Company, within thirty (30) days following the last day of each calendar month.

(e) The Company shall cause Series II, and indirectly by Series I through its indirect investment in Series II, to make any payments due hereunder to the Manager or, if the Manager directs, to an Affiliate of the Manager. The Manager may elect to receive all or a portion of the Management Fee in Class E Shares in lieu of cash as follows:

(i)	At the beginning of each fee calculation period, the Manager will notify the Company of its election to receive any Management Fees for such payment period in cash, Class E Shares or a combination of cash and Class E Shares.

(ii)	The number of Class E Shares that the Manager will receive will be equal to the quotient of (x) the sum of the cash value of Management Fees elected by the Manager for payment in Class E Shares and (y) the then-current price of the Class E Shares when such fees become due.

(f) If the Manager elects to receive any portion of its Management Fee in Class E Shares, the Manager may elect to submit those shares for repurchase pursuant to the Company’s Share Redemption Program or tender those Class E Shares to Series II pursuant to the Company’s Tender Offers. Class E Shares obtained by the Manager will be subject to the repurchase limits of the Share Redemption Program and in any of the Company’s Tender Offer documents, as applicable from time to time.

Section 7. Expenses of the Company.

(a) Subject to Section 7(b) and Section 7(c) and except as otherwise specified in the definition of Operating Expenses, the Manager shall be responsible for the expenses related to any and all personnel of the Manager and its Affiliates who provide services to the Company generally and the Series pursuant to this Agreement or otherwise (including, without limitation, each of the officers of the Company and any directors of the Company who are also directors, officers or employees of the Manager or any of its Affiliates), including, without limitation, normal overhead expenses relating to the business or operation of the Manager (including rent, office furniture, fixtures and computer equipment), salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance (other than insurance specifically required under this Agreement) with respect to such personnel (“Manager Expenses”).

(b) The Company shall pay (or cause the Series to pay) all of its and the Series’ costs and expenses and shall reimburse the Manager or its Affiliates for documented costs and expenses of the Manager and its Affiliates to the extent incurred on behalf of the Company or the Series that are Operating Expenses in accordance with this Agreement. For the avoidance of doubt, Manager Expenses are not Operating Expenses. The Manager, in its sole and absolute discretion, shall determine whether a cost or expense is a Manager Expense or Operating Expense.

(c) The Company shall pay (or cause an applicable Series to pay) all of its costs and expenses and shall reimburse the Manager or its Affiliates for documented costs and expenses of the Manager and its Affiliates to the extent incurred on behalf of the Company and/or the Series that are Operating Expenses in accordance with this Agreement. For the avoidance of doubt, Manager Expenses are not Operating Expenses. The Manager, in its sole and absolute discretion, shall determine whether a cost or expense is a Manager Expense or Operating Expense.

(d) The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given monthly period, which determination shall not be deemed to construe a waiver of reimbursement for such expenses, or similar expenses, in future periods.

(e) The Manager shall prepare a written expense statement in reasonable detail documenting the costs and expenses of the Series incurred during each calendar month to be reimbursed by the Company, and shall use commercially reasonable efforts to deliver the same to the Company within five (5) days following the end of the applicable calendar month (subject to reasonable delays resulting from delays in the receipt of information). The amounts payable for such cost and expense reimbursement shall be paid by the Company (provided, however, that the Company may cause such cost and expense reimbursement to be paid by any applicable Series in accordance with the Company’s Governing Agreements); provided, that such payments may be offset by the Manager against amounts due to the Company and the Series from the Manager.

(f) The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 8. Limits of the Manager’s Responsibility; Indemnification.

(a) The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board or the Principal Committee in following or declining to follow any advice or recommendations of the Manager. To the fullest extent permitted by law, the Manager and its Affiliates, including but not limited to their respective directors, officers, employees, managers, trustees, control persons, partners, shareholders, and equity holders, will not be liable to the Company, any Series, any Subsidiary thereof, the Board, the Principal Committee, the members of the Company, including any member of the Company associated with Series, or any shareholders, members or partners of any Subsidiary of the Company or the Series for any acts or omissions by the Manager or its Affiliates performed in accordance with and pursuant to this Agreement, whether by or through attempted piercing of the corporate veil, by or through a claim, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise, except by reason of acts or omission constituting bad faith, fraud, willful misconduct, gross negligence, material breach of this Agreement, material violation of applicable U.S. federal securities laws or reckless disregard of their respective duties under this Agreement. The Company shall, and shall cause the Series to, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its Affiliates, and the directors, officers, employees and shareholders of the Manager and its Affiliates including but not limited to their respective directors, officers, employees, managers, trustees, control persons, partners, shareholders and equity holders (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting bad faith, fraud, willful misconduct, gross negligence, material breach of this Agreement, material violation of applicable U.S. federal securities laws or reckless disregard of duties of such Manager Indemnified Party under this Agreement; provided, that an Indemnified Party will not be entitled to indemnification under this Agreement for any losses, liabilities or damages arising out of an internal dispute solely between I Squared, its Affiliates and their respective officers, partners, directors, shareholders, members or employees. In addition, the Manager will not be liable for trade errors that may result from ordinary negligence, including, without limitation, errors in the investment decision making process and/or in the trade process.

(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, the Series, their Subsidiaries and the directors, officers, employees, members of the Company, including any member of the Company associated with Series, and each Person, if any, controlling the Company and the Series (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, fraud, willful misconduct, gross negligence or reckless disregard of duties of the Manager under this Agreement or (ii) any claims by the Manager’s or its Affiliate’s employees relating to the terms and conditions of their employment by the Manager or its Affiliate (other than claims by employees of the Company or the Series relating to the terms and conditions of their employment by the Company or the Series).

(c) In case any such claim, suit, action, investigation or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section unless the failure to provide such notice results in material prejudice to the indemnifying party. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith control and defend any such Claim (including any settlement thereof) with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section 8(c), also represent the indemnifying party in such Claim. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party, provided (i) such settlement is without any Losses (including equitable relief) whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. Subject to the immediately prior sentence, the applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 8 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section.

(d) Any Indemnified Party entitled to indemnification hereunder shall first seek recovery from any other indemnity then available with respect to portfolio entities and/or any applicable insurance policies by which such Indemnified Party is indemnified or covered prior to seeking recovery hereunder and shall obtain the written consent of the Company or Manager (as applicable) prior to entering into any compromise or settlement which would result in an obligation of the Company, the Series or Manager (as applicable) to indemnify such Indemnified Party. If such Indemnified Party shall actually recover any amounts under any applicable insurance policies or other indemnity then available, it shall offset the net proceeds so received against any amounts owed by the Company, the Series or Manager (as applicable) by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by the Company, the Series or Manager (as applicable) in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by the Company, the Series or Manager (as applicable) to such Indemnified Party) to the Company or Manager (as applicable). If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Company, the Series or Manager and also of any other Person or entity for which the Indemnified Party hereunder was then acting in a similar capacity, the amount of the indemnification to be provided by the Company, the Series or Manager (as applicable) may be limited to the Company’s (generally), the Series’ or Manager’s (as applicable) allocable share thereof if so determined by the Company or Manager (as applicable) in good faith. Notwithstanding anything to the contrary in this Section 8 and for greater certainty it is understood and/or agreed that, to the extent that an Indemnified Party is also entitled to be indemnified by one or more portfolio entities, it is intended that (i) such portfolio entities shall be the indemnitors of first resort, (ii) the Company’s (generally), the Series’ or Manager’s (as applicable) obligation, if any, to indemnify any Indemnified Party shall be reduced by any amount that such Indemnified Party shall collect as indemnification from such entity and from any then available insurance policies, which the Indemnified Party shall have an obligation to seek payment from prior to seeking payment from the Company, the Series or Manager in respect of such Claims, and (iii) if the Company, the Series or Manager pays or causes to be paid any amounts that should have been paid by such portfolio entity or under such insurance policies, then (x) the Company, the Series or Manager (as applicable) shall be fully subrogated to all rights of the relevant Indemnified Party with respect to such payment, and (y) each relevant Indemnified Party shall assign to the Company, the Series or Manager (as applicable) all of the Indemnified Party’s rights to indemnification from or with respect to such entity’s indemnification.

(e) The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

Section 9. No Joint Venture. The Company, the Series and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 10. Term; Termination Without Cause.

(a) This Agreement became effective on the Effective Date and shall continue in operation unless terminated in accordance with the terms hereof.

(b) Notwithstanding any other provision of this Agreement to the contrary, with not less than ninety (90) days’ prior written notice to the Manager (the “Termination Notice”), the Company may, without cause, terminate this Agreement (a “Termination Without Cause”) upon a unanimous vote of the Independent Directors. Upon a Termination Without Cause, the Company shall pay (or cause the Series to pay) the Manager the Termination Fee before or on the last day of the term of this Agreement (the “Effective Termination Date”).

(c) The Manager may deliver written notice to the Company informing it of the Manager’s intention to terminate this Agreement upon no less than one hundred eighty (180) days’ notice, whereupon this Agreement shall terminate effective on the latter of (i) one hundred eighty (180) days from the date such notice is sent or (ii) such latter date as the Manager may determine. The Company is not required to pay (or cause the Series to pay) to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 10(c).

(d) Except as set forth in this Section 10, a Termination Without Cause of this Agreement pursuant to this Section 10 shall be without any further liability or obligation of either party to the other, except as provided in Section 3(b), Section 5, Section 7, Section 8, Section 10(e), Section 13(b) and Section 14 of this Agreement.

(e) If the Company terminates this Agreement pursuant to this Section 10, the Company and each Series shall forfeit (and shall cause each Series to forfeit) any controlling interest in any joint venture.

(f) If the Company terminates this Agreement pursuant to this Section 10, before the Effective Termination Date, the Company shall, upon the Manager’s request, cause the name of the Company and each Series to be changed to omit reference to “I Squared,” and the Company and each Series, any successor manager or any other Person shall make no further use of “I Squared” or any similar name or any derivations thereof in relation to the activities of the Company or the Series.

(g) The Manager shall cooperate, at the expense of the Company (provided, however, that the Company may cause such expense to be paid by any applicable Series in accordance with the Company’s Governing Agreements), with the Company in executing an orderly transition of the management of the consolidated assets of the Company generally and the Series to a new manager.

Section 11. Assignments.

(a) Assignments by the Manager. This Agreement may not be assigned by the Manager without the consent of the Company, which consent shall be approved by a majority of the Company’s Independent Directors. Notwithstanding the foregoing, the Manager may, at any time without the approval of the Company and without the approval of the Company’s Independent Directors, (i) assign this Agreement to one or more Affiliates of the Manager and (ii) delegate to one or more of its Affiliates, including sub-managers where applicable, the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance, in each case so long as such assignment or delegation does not require the Company’s consent under the Investment Advisers Act (but if such consent is required, the Company shall not unreasonably withhold, condition or delay its consent). Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company and the Series for all acts or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

(b) Assignments by the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Manager.

Section 12. Termination for Cause.

(a) The Company may terminate this Agreement effective upon thirty (30) days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, upon the occurrence of a Cause Event.

(b) The Manager may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay (or cause the Series to pay) to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 12(b).

(c) The Manager may terminate this Agreement if either Series becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.

Section 13. Action Upon Termination .

(a) From and after the Effective Termination Date of this Agreement pursuant to Sections 10, 11, or 12 of this Agreement: The Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 10(b) or Section 12(b) hereof, the Termination Fee. Upon any such termination, the Manager shall forthwith:

(i) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company, a Series or a Subsidiary thereof all money collected and held for the account of the Company, a Series or a Subsidiary thereof pursuant to this Agreement;

(ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company, any Series and any Subsidiaries thereof; and

(iii) deliver to the Board all property and documents of the Company, any Series and any Subsidiaries thereof then in the custody of the Manager, provided that the Manager shall be permitted to retain copies of such documents for its records, and if so retained, the Manager shall continue to be bound by the confidentiality obligations and other obligations set forth in Section 5 hereof with respect to the retained documents.

(b) If either the Company or the Manager terminates this Agreement pursuant to Section 10 or Section 12 of this Agreement, within thirty (30) days of the Effective Termination Date, the Company shall repurchase (or cause the Series to repurchase) all I Squared Shares outstanding on the Effective Termination Date at a price equal to the Net Asset Value per Share as of the last month of the prior calendar quarter, regardless of any repurchase limitations described in the Company’s Governing Agreements, Share Redemption Program or any other document describing the Company’s repurchase limitations.

Section 14. Release of Money or Other Property Upon Written Request.

The Manager agrees that any money or other property of the Company generally or the Series (which such term, for the purposes of this Section 14, shall be deemed to include any and all the Subsidiaries of the Company generally and the Series, if any) shall be held in the name of the Company generally, the Series or any Subsidiary thereof, and in the case of securities and funds of the Company generally, the Series or any Subsidiary thereof, shall be maintained by a qualified custodian in the name of the Company generally, the Series or any Subsidiary thereof in accordance with applicable law. The Manager shall not be liable to the Company generally, the Series, the Board, the Principal Committee or the members of the Company, including the members of the Company associated with Series, for any acts or omissions by the Company generally or any Series in connection with the money or other property held by such custodian(s) in accordance with this Section. The Company shall indemnify (or cause the Series to indemnify) the Manager, its directors, officers, shareholders, employees and agents against any and all Losses which arise in connection with the Manager’s proper release or direction of such money or other property to the custodian(s) of the Company generally or the Series in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 8 of this Agreement.

Section 15. Representations and Warranties.

(a) The Company hereby represents and warrants to the Manager as follows:

(i) The Company is duly formed, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company, its Series and its Subsidiaries, if any, taken as a whole.

(ii) The Company has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person that has not already been obtained, including members and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Agreements of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company, its Series and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Manager hereby represents and warrants to the Company as follows:

(i) The Manager is duly formed, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to conduct the business in which it is now engaged and is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.

(ii) The Manager has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Agreements of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 16. Miscellaneous.

(a) Notices. Any notices that may or are required to be given hereunder by any party to another shall be deemed to have been duly given if (i) personally delivered or delivered by facsimile, when received, (ii) sent by U.S. Express Mail or recognized overnight courier, on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received or (iv) posted on a password protected website maintained by the Manager and for which the Company has received access instructions by electronic mail, when posted:

The Company:	ISQ OPEN INFRASTRUCTURE COMPANY LLC
c/o I Squared Capital (US) LLC
600 Brickell Avenue, PH
Miami, Florida 33131
Attention: General Counsel
Email: patricia.menendezcambo@isquaredcapital.com

The Manager:	ISQ OPENINFRA REGISTERED ADVISOR LLC
c/o I Squared Capital (US) LLC
600 Brickell Avenue, PH
Miami, Florida 33131
Attention: General Counsel
Email: patricia.menendezcambo@isquaredcapital.com

(b) Binding Nature of Agreement; Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein. Except for Section 3 and Section 8, none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third party.

(c) Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d) Amendments. Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g) Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.

(h) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(i) Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(j) Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(k) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(l) Series. The parties hereby acknowledge that ISQ Open Infrastructure Company LLC is a Delaware limited liability company with protected series and/or registered series within the meaning of Sections 18-215(b) or 18-218 (as applicable) of the Delaware Limited Liability Company Act. As such, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or a Series, including any debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally and/or the applicable Series under this Agreement, shall be enforceable only against the assets of the Company or the applicable Series, as applicable.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Management Agreement as of the date first written above.

ISQ OPEN INFRASTRUCTURE COMPANY LLC, on behalf of the Company generally and each Series.

By:	/s/ Irina Zilbergleyt
Name:	Irina Zilbergleyt
Title:	Authorized Signatory

ISQ OPENINFRA REGISTERED ADVISOR LLC

By: I Squared Capital, LLC, its sole member

By: ISQ Holdings, LLC, its managing member

By:	/s/ Gautam Bhandari
Name:	Gautam Bhandari
Title:	Managing Partner

[Signature Page to Amended and Restated Management Agreement]